SCHEDULE 13G

                                 (Rule 13d-102)

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                           (Amendment No.__________)*



                               Trans Energy, Inc.
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                                (Name of Issuer)

                                     common
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                         (Title of Class of Securities)

                                    89323B207
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                                 (CUSIP Number)

                                  Feb. 23, 2000
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             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         |_|    Rule 13d-1(b)
         |X|    Rule 13d-1(c)
         |_|    Rule 13d-1(d)

         * The remainder of this cover page shall be filled out for a reporting persons' initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         This information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP NO. 89323B207                  13G                      Page 2 of 4 Pages
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1    Names of Reporting Persons/I.R.S.  Identification Nos. of Above Persons
     (Entities Only).

     South County Investors (partnership)

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2    Check the Appropriate Box if a Member of a Group (See Instructions)

     (a)   |_|

     (b)   |X|

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3    SEC Use Only

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4    Citizenship or Place of Organization Missouri, USA

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                          5    Sole Voting Power
     Number of
     Shares                    802,127
     Beneficially
     Owned By            -------------------------------------------------------
     by Each
     Reporting            6    Shared Voting Power
     Person
     With:                     0

                         -------------------------------------------------------

                          7    Sole Dispositive Power

                               802,127

                         -------------------------------------------------------

                          8    Shared Dispositive Power

                               0

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9    Aggregate Amount Beneficially Owned by Each Reporting Person

     802,127

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10   Check if the Aggregate  Amount in Row (9) Excludes  Certain Shares (See
     Instructions) |_|

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11   Percent of Class Represented by Amount In Row (9)

     7.8%

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12.  Type of Reporting Person (See Instructions)

     00 (LLC)

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


Item 1(a)   Name of Issuer:

            Trans Energy, Inc.
            --------------------------------------------------------------------

Item 1(b)   Address of Issuer's Principal Executive Offices:

            210 Second St., St. Mary's, WV 26170
            --------------------------------------------------------------------

Item 2(a)   Name of Person Filing:

            South County Investors (partnership)
            --------------------------------------------------------------------

Item 2(b)   Address of Principal Business Office:

            5151 Mattis Rd., St. Louis, MO 63128
            --------------------------------------------------------------------

Item 2(c)   Citizenship:

            USA
            --------------------------------------------------------------------

Item 2(d)   Title of Class Securities:

            Common
            --------------------------------------------------------------------

Item 2(e)   CUSIP Number:

            89323B207
            --------------------------------------------------------------------

Item 3. If this statement is filed pursuant to Rule 13d-1(c), check this box. |X|

Item 4.     Ownership:

            (a) Amount beneficially owned: 802,127.

            (b) Percent of class: 7.8%.

            (c) Number of shares as to which the person has: 802,127.

                (i)      Sole power to vote or to direct the vote: 802,127.

                (ii)     Shared power to vote or to direct the vote:  0

                (iii) Sole power to dispose or to direct the disposition of: 802,127.

                (iv)     Shared power to dispose or to the disposition of: 0

Item 5.     Ownership of Five Percent or Less of a Class:

            If this statement if being filed to report the fact that as of the date hereof, the reporting person has ceased to be the beneficial owner of more than 5% of the class of securities, check the following: |_|

Item 6.     Ownership of More than Five Percent on Behalf of Another Person:

            N/a

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

            N/a

Item 8.     Identification and Classification of Members of the Group:

            N/a

Item 9.     Notice of Dissolution of Group:

            N/a

Item 10.    Certifications:

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                   3/2/00
                                   ---------------------------------------------
                                   (Date)

                                   /s/ Leonard P. Betz
                                   ---------------------------------------------
                                   (Signature)

                                   Leonard P. Betz, Partner
                                   South County Investors
                                   ---------------------------------------------
                                   (Name and Title)